Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee 212-460-4111
August 4, 2016

CON EDISON REPORTS 2016 SECOND QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported second quarter net income of $232 million or $0.78 a share compared with $219 million or $0.75 a share in 2015. Adjusted earnings, which exclude the impairment of a solar electric production investment and the net mark-to-market effects of the competitive energy businesses (CEBs), were $179 million or $0.60 a share in 2016 compared with $228 million or $0.78 a share in 2015.

For the first six months of 2016, net income was $542 million or $1.83 a share compared with $589 million or $2.01 a share in the first six months of 2015. Adjusted earnings, which exclude the impairment of a solar electric production investment and the net mark-to-market effects of the CEBs, were $527 million or $1.78 a share in 2016 compared with $594 million or $2.03 a share in 2015.

“Our second quarter earnings came in as we expected, and we remain on target to achieve our earnings forecast for this year,” said John McAvoy, chairman and CEO of Con Edison. “We remain focused on giving our customers the clean energy they want and new technology they need to make their own energy decisions. New York’s utilities are now partnering with solar companies to help reach the state’s renewable energy goals. We’re also making significant new investments in electric and natural gas transmission to meet our region's energy needs.”

The following table is a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income to adjusted earnings for the three and six months ended June 30, 2016 and 2015.

	For the Three Months Ended				For the Six Months Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2016	2015	2016	2015	2016	2015	2016	2015
Reported earnings per share (basic) and net income (GAAP basis)	$0.78	$0.75	$232	$219	$1.83	$2.01	$542	$589
Impairment of solar electric production investment (a)	0.02	—	5	—	0.02	—	5	—
Net mark-to-market effects of the CEBs (b)	(0.20)	0.03	(58)	9	(0.07)	0.02	(20)	5
Adjusted earnings per share and adjusted earnings (non-GAAP basis)	$0.60	$0.78	$179	$228	$1.78	$2.03	$527	$594

(a)	After taxes of $3 million for the three months and six months ended June 30, 2016.

(b)	After taxes of $39 million and $(7) million for the three months ended June 30, 2016 and 2015 and $13 million and $(3) million for the six months ended June 30, 2016 and 2015.

For the year 2016, the company reaffirmed its previous forecast of adjusted earnings per share of $3.85 to $4.05 per share. Adjusted earnings per share for 2016 exclude the impairment of a solar electric production investment ($0.02 a share), the impact of the sale of the CEBs' retail electric supply business which is not determinable until closing when the mark-to-market effects of the derivative instruments being sold are known, and other CEB net mark-to-market effects which are not determinable until market prices are available at year end.

-more-

CON EDISON REPORTS 2016 SECOND QUARTER EARNINGS	page 2

The results of operations for the three and six months ended June 30, 2016, as compared with the 2015 periods, reflect the impact of warmer than normal weather on steam revenues, changes in regulatory charges, and higher operations and maintenance expenses for emergency response, municipal infrastructure support, and stock-based compensation. In the six month period, these expenses were offset by lower surcharges for assessments and fees that are collected in revenues from customers at Consolidated Edison Company of New York, Inc. (CECONY). In addition, the utilities' rate plans provide for revenues to cover expected changes in certain operating costs including depreciation, property taxes and other tax matters.

The following table presents the estimated effect on earnings per share and net income for the three and six months ended June 30, 2016 periods compared to the 2015 periods, resulting from these and other major factors:

	Three Months Ended Variation		Six Months Ended Variation
	2016 vs. 2015		2016 vs. 2015
	Earnings per Share	Net Income (Millions of Dollars)	Earnings per Share	Net Income (Millions of Dollars)
CECONY (a)
Changes in rate plans	$0.02	$5	$0.08	$24
Weather impact on steam revenues	—	(1)	(0.12)	(36)
Operations and maintenance expenses	(0.03)	(8)	0.02	5
Depreciation, property taxes and other tax matters (b)	(0.14)	(40)	(0.25)	(72)
Other (includes dilutive effect of Con Edison's stock issuances)	(0.03)	(6)	(0.05)	(8)
Total CECONY	(0.18)	(50)	(0.32)	(87)
Orange and Rockland Utilities, Inc. (O&R) (a)
Changes in rate plans	(0.01)	(2)	—	1
Operations and maintenance expenses	0.03	7	0.06	14
Depreciation and property taxes	(0.01)	(2)	(0.02)	(5)
Other	0.02	6	0.01	2
Total O&R	0.03	9	0.05	12
CEBs
Operating revenues less energy costs	0.24	70	0.16	48
Operations and maintenance expenses	(0.04)	(10)	(0.05)	(14)
Other	(0.02)	(5)	(0.04)	(11)
Total CEBs	0.18	55	0.07	23
Con Edison Transmission, Inc.	—	1	—	1
Other, including parent company expenses	—	(2)	0.02	4
Total GAAP basis	$0.03	$13	$(0.18)	$(47)
Impairment of solar electric production investment	0.02	5	0.02	5
Net mark-to-market effects of the CEBs	(0.23)	(67)	(0.09)	(25)
Total non-GAAP basis	$(0.18)	$(49)	$(0.25)	$(67)

(a)
Under the revenue decoupling mechanisms in the utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved.

(b)
These variations include $12 million or $0.04 a share and $21 million or $0.07 a share related to lower plant related flow-through tax deductions, offset in part by certain tax credits for the three and six months ended June 30, 2016, respectively.

Refer to the company's Second Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at June 30, 2016 and December 31, 2015 and the consolidated income statements for the three and six months ended June 30, 2016 and 2015. Additional information related to utility sales and revenues and the 2nd quarter 2016 earnings release supplement is available at www.conedison.com (select "Shareholder Services" and then select "Press Releases").

-more-

CON EDISON REPORTS 2016 SECOND QUARTER EARNINGS	page 3

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and speak only as of that time. Actual results or developments may differ materially from those included in the forward-looking statements because of various factors such as those identified in reports the company has filed with the Securities and Exchange Commission, including that the company’s subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries’ rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries’ rate plans; the intentional misconduct of employees or contractors could adversely affect it; the failure of, or damage to, its subsidiaries’ facilities could adversely affect it; a cyber-attack could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries’ operations; a disruption in the wholesale energy markets or failure by an energy supplier could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; its strategies may not be effective to address changes in the external business environment; and it also faces other risks that are beyond its control.

This press release also contains a financial measure, adjusted earnings, that is not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). This non-GAAP financial measure should not be considered as an alternative to net income, which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings excludes from net income the net mark-to-market changes in the fair value of the derivative instruments the competitive energy businesses use to economically hedge market price fluctuations in related underlying physical transactions for the purchase or sale of electricity and gas. Adjusted earnings may also exclude from net income certain other items that the company does not consider indicative of its ongoing financial performance. Management uses this non-GAAP financial measure to facilitate the analysis of the company's financial performance as compared to its internal budgets and previous financial results. Management also uses this non-GAAP financial measure to communicate to investors and others the company’s expectations regarding its future earnings and dividends on its common stock. Management believes that this non-GAAP financial measure also is useful and meaningful to investors to facilitate their analysis of the company's financial performance.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $13 billion in annual revenues and $47 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350-square-mile-area in southeastern New York State and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy services company; Consolidated Edison Energy, Inc., a wholesale energy services company; Consolidated Edison Development, Inc., a company that develops, owns and operates renewable and energy infrastructure projects and Con Edison Transmission, Inc., which invests in electric and natural gas transmission projects.

# # #